As filed with the Securities and Exchange Commission on December 20, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

CHECK-CAP LTD.
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	3844 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Check-Cap Building
29 Abba Hushi Avenue
P.O. Box 1271
Isfiya, 3009000, Israel
 +972-4-8303400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 - Telephone (212) 407-4990 - Facsimile	Eran Yaniv, Adv. Sharon Rosen, Adv. Fischer Behar Chen Well Orion & Co. 3 Daniel Frisch Street Tel Aviv, 6473104, Israel +972 3 6944111 - Telephone +972 3 6091116 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (4)
Ordinary shares, par value NIS 0.02	1,704,480	$1,499,942.40	$186.75

(1)
We are registering for resale by the Selling Shareholders named herein 1,704,480 ordinary shares issued or issuable upon the exercise of certain warrants issued on November 22, 2017 to the Selling Shareholders, each of whom is an accredited investor, in a private placement pursuant to a Securities Purchase Agreement dated as of November 20, 2017 by and among the Registrant and the purchasers named therein.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of our ordinary shares reported on the Nasdaq Capital Market on December 13, 2017, which was $0.88.

(3)
Pursuant to Rule 416 of the Securities Act, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	Paid herewith.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8 (a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 20, 2017

CHECK-CAP LTD.

1,704,480 Ordinary Shares

This prospectus relates to the resale of up to 1,704,480 ordinary shares, par value NIS 0.20 per share of Check-Cap Ltd., an Israeli company (the “Company”), that may be sold from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”).

The ordinary shares offered under this prospectus consist of 1,704,480 ordinary shares issuable upon the exercise of certain warrants (the “November 2017 Warrants”) we issued to the Selling Shareholders, each of whom is an accredited investor, on November 22, 2017, in a private placement pursuant to a Securities Purchase Agreement dated as of November 20, 2017, by and among the Company and the purchasers named therein The issuance of the November 2017 Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder.

We will not receive any proceeds from the sale of any of the ordinary shares offered hereby by the Selling Shareholders. To the extent that any of the November 2017 Warrants are exercised for cash, if at all, we will receive the exercise price for those November 2017 Warrants.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CHEK.” The last reported sale price of our ordinary shares on December 19, 2017 was $0.89.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 4 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR ORDINARY SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2017

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 we filed with the Securities Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, the Selling Shareholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the Selling Shareholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Shareholders have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements incorporated by reference into this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks discussed under “Risk Factors” on page 4 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus before making an investment decision.

Unless otherwise stated in this prospectus,

•	references to “Check-Cap,” the “Company,” “we,” “us” or “our” refer to Check-Cap Ltd., an Israeli company, together with Check-Cap US, Inc., its U.S. subsidiary;

•	references to “dollars,” “US$” or “$” refer to the legal currency of the United States; and

•	the term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel.

Overview

We are a clinical-stage medical diagnostics company developing C-Scan®, the first capsule-based system for preparation-free colorectal cancer screening.

Utilizing innovative ultra-low dose X-ray and wireless communication technologies, the capsule generates information on the contours of the inside of the colon as it passes naturally.  This information is used to create a 3D map of the colon, which allows physicians to look for polyps and other abnormalities. Designed to improve the patient experience and increase the willingness of individuals to participate in recommended colorectal cancer screening, C-Scan® removes many frequently-cited barriers, such as laxative bowel preparation, invasiveness and sedation. The C-Scan® system is currently not cleared for marketing in any jurisdiction.

Since our formation, we have not generated any revenue. We do not anticipate generating any revenue for the foreseeable future and we do not yet have any specific launch dates for our product candidate. We incurred net losses of approximately $610,000 in 2014, $12.3 million in 2015 and $8.8 million in 2016. As of September  30, 2017, we had an accumulated deficit of approximately $50.8 million and a total shareholders’ equity of  approximately $5.58  million.

Recent Developments

Completion of Registered Direct Offering.

On November 22, 2017, we closed a registered direct offering of 2,272,640 ordinary shares, at a purchase price of $1.10 per share, and a concurrent private placement of the November 2017 Warrants to purchase up to 1,704,480 ordinary shares, at an exercise price of $1.25 per share, that have a term of five years and are immediately exercisable.  The exercise price of the November 2017 Warrants is subject to certain adjustments in the event of (1) payment of an ordinary share dividend or other distribution on any class of capital stock that is payable in ordinary shares; (2) subdivisions of outstanding ordinary shares into a larger number of shares; or (3) combinations of outstanding ordinary share into a smaller number of shares. At any time after the three month anniversary of the issuance date of the November 2017 Warrants, a holder may exercise the November 2017 Warrants in whole or in part on a cashless basis if there is no effective registration statement registering, or no current prospectus covering, the resale of the ordinary shares issuable upon exercise of the November 2017 Warrants.

CE Mark Filing.

In September 2017, we filed for the CE Mark registration of our C-Scan® System, which is required for a product to be marketed in the European Union.

Corporate Information

We are incorporated in Israel. Our principal executive offices at located at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel. Our telephone number is +972-4-8303400 and our website is located at www.check-cap.com (the information contained therein or linked thereto shall not be considered incorporated by reference in this prospectus). Our U.S. agent is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Offering

This prospectus relates to the resale of up to 1,704,480 ordinary shares, par value NIS 0.20 per share, of the Company, that may be sold from time to time by the Selling Shareholders named in this prospectus.

Ordinary shares outstanding immediately prior to the offering	Approximately 19,259,060 shares
Ordinary shares offered by the Selling Shareholders	Up to 1,704,480 ordinary shares
Ordinary shares to be outstanding immediately after the offering, assuming full exercise for cash of the November 2017 Warrants(1)	Approximately 20,963,540 ordinary shares
Use of Proceeds
We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders. However, to the extent that the November 2017 Warrants are exercised for cash, we will receive proceeds from any exercise of the November 2017 Warrants, up to an aggregate of approximately $2,130,600.
We intend to use any proceeds received from the exercise of the November 2017 Warrants to advance the ongoing clinical development of our C-Scan® system, and for general corporate purposes.  See “Reasons for the Offer and Use of Proceeds” beginning on page 6 of this prospectus.

Transfer Agent and the Registrar	American Stock Transfer & Trust Company
Risk Factors
Investment in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus for a discussion of factors you should consider carefully before making an investment decision.

Nasdaq Symbol	“CHEK”
(1)          The number of ordinary shares to be outstanding after this offering is based on 19,259,060 ordinary shares outstanding as of December 20, 2017, and excludes:

•	9,107,464 ordinary shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.73 per ordinary share;
•	2,522,987 ordinary shares issuable upon the exercise of outstanding options with a weighted average exercise price of $3.85 per ordinary share, granted under our option and equity incentive plans;

•	587,763 restricted stock units issued to employees, consultants and directors, awarded under our equity incentive plan;

•	612,721 ordinary shares that are available for future option grants under our 2015 Equity Incentive Plan and 2015 US Sub-Plan to the 2015 Equity Incentive Plan (the “2015 Plan”);

•	1,704,480 ordinary shares issuable upon exercise of the November 2017 Warrants; and

•	113,632 ordinary shares issuable upon exercise of the placement agent warrants issued to the placement agent as compensation in connection with the November 2017 offering.

RISK FACTORS

Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (the “2016 Annual Report”) and the other information contained or incorporated by reference in this prospectus. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in the documents incorporated by reference are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Please also consider the following additional risks specifically pertaining to the offering.

Risks Relating to the Offering

Since we have broad discretion in how we use any proceeds we may receive from the exercise of the November 2017 Warrants, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying any proceeds we may receive from the exercise of the November 2017 Warrants. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that these proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

Future sales of our ordinary shares may cause the prevailing market price of our shares to decrease.

The issuance and sale of additional ordinary shares or securities convertible into or exercisable for ordinary shares could reduce the prevailing market price for our ordinary shares as well as make future sales of equity securities by us less attractive or not feasible. The sale of ordinary shares issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

There has been and may continue to be significant volatility in the volume and price of our ordinary shares on the NASDAQ Capital Market.

The market price of our ordinary shares has been and may continue to be highly volatile. Factors, including timing, progress and results of current and future preclinical studies and clinical trials and our research and development programs; regulatory matters, concerns about our financial position, operations results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our ordinary shares in the foreseeable future. Any return on investment may be limited to the value of our securities.

We have not paid dividends on our ordinary shares since inception, and do not anticipate paying any dividends on our ordinary shares in the foreseeable future. Our board of directors has discretion to declare and pay dividends on our ordinary shares and will make any determination to do so based on a number of factors, such as our operating results, financial condition, current and anticipated cash needs and other business and economic factors that our board of directors may deem relevant. In addition, we are only permitted to pay dividends out of “profits,” as defined by the Israeli Companies Law, 1999 (the “Israeli Companies Law”), provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations, as they become due. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your ordinary shares after price appreciation, which may never occur, in order to realize a return on your investment. You should not rely on an investment in us if you require dividend income from your investments.

The trading market for our ordinary shares is not always active, liquid and orderly, which may inhibit the ability of our shareholders to sell ordinary shares.

Prior to our initial public offering in February 2015, there was no public market for our ordinary shares. Since that time, the trading market for our ordinary shares has not always been active, liquid or orderly. The lack of an active market at times may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that may be deemed to be “forward-looking statements” within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations and/or future financial performance. In some cases, you can identify forward-looking statements by their use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “target”, “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar terms.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The forward-looking statements in this prospectus include, without limitation, statements relating to:

•	our goals, targets and strategies;

•
the timing and conduct of the clinical trials for our C-Scan system, including statements regarding the timing, progress and results of current and future preclinical studies and clinical trials, and our research and development programs;

•	timing or likelihood of regulatory filings, approvals and required licenses for our C-Scan system;

•	our future business development, results of operations and financial condition;

•	our ability to adequately protect our intellectual property rights and enforce such rights and to avoid violation of the intellectual property rights of others;

•	our plans to develop, launch and commercialize our C-Scan system and any future products;

•	the timing, cost or other aspects of the commercial launch of our C-Scan system;

•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing and strategic partnerships;

•	our estimates regarding the market opportunity, clinical utility, potential advantages, and market acceptance of our C-Scan system;

•	the impact of government laws and regulations;

•	our ability to recruit and retain qualified clinical, regulatory and research and development personnel;

•	the availability of reimbursement or other forms of funding for our products from government and commercial payors;

•	difficulties in maintaining commercial scale manufacturing capacity and capability and our ability to generate growth;

•	our failure to comply with regulatory guidelines;

•	uncertainty in industry demand and patient wellness behavior;

•	general economic conditions and market conditions in the medical device industry;

•	future sales of large blocks of our securities, which may adversely impact our share price;

•	depth of the trading market in our securities; and

•
our expectations regarding the use of proceeds of our initial public offering and the concurrent private placement, our August 2016 registered direct offering, our June 2017 registered direct offering, and our November 2017 registered direct offering.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

You should not unduly rely on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results or to changes in our expectations.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are required under the terms of the Securities Purchase Agreement entered into with the Selling Shareholders to file a registration statement on Form F-1, of which this prospectus is a part, to cover the resale of the ordinary shares issuable upon the exercise of the November 2017 Warrants.

The ordinary shares being offered by this prospectus are solely for the account of the Selling Shareholders. We will not receive any of the proceeds from the sale of the ordinary by the Selling Shareholders. However, to the extent that the November 2017 Warrants are exercised for cash, we will receive proceeds from any exercise of the November 2017 Warrants, up to an aggregate of approximately $2,130,600. We intend to use any proceeds received from the exercise of the November 2017 Warrants to advance the ongoing clinical development of our C-Scan® system and for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid dividends on our ordinary shares and currently do not intend to pay cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business.

Our ability to distribute dividends also may be limited by future contractual obligations and by Israeli law. The Israeli Companies Law restricts our ability to declare dividends. Unless otherwise approved by a court, we can distribute dividends only from “profits” (as defined by the Israeli Companies Law), and only if there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they become due. Subject to the foregoing, payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our financial condition, operating results, current and anticipated cash needs and other business and economic factors that our board of directors may deem relevant. See “Description of Share Capital—Dividend and Liquidation Rights.” The payment of dividends may be subject to Israeli withholding taxes. See Item 10E of the 2016 Annual Report, “Additional Information—Taxation—Israeli Tax Considerations and Government Programs—Taxation of Our Shareholders—Taxation of Non-Israeli Shareholders on Receipt of Dividends” which is incorporated herein by reference. Furthermore, if we pay a dividend out of income attributed to our Benefited Enterprise that was generated during the tax exemption period, we may be subject to tax on the grossed-up amount of such distributed income at the corporate tax rate which would have been applied to our Benefited Enterprise’s income had we not enjoyed the exemption. See Item 10E of the 2016 Annual Report, “Additional Information—Taxation – Israeli Tax Considerations and Government Programs — Law for the Encouragement of Capital Investments, 5719-1959 — Tax Benefits Subsequent to the 2005 Amendment” which is incorporated herein by reference.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2017:

•	on an actual basis; and

•
on as adjusted basis to give effect to the issuance and sale of 2,272,640 ordinary shares in the November 2017 registered direct at an offering price of $1.10 per share, after deducting placement agent fees and offering expenses paid by us.

	As of September 30, 2017
	Actual	As adjusted
	(in thousands of $) (Unaudited)
Shareholders’ equity:
Ordinary share capital, 57,500,000 shares authorized, 16,986,051 shares issued, 16,986,051 actual and 19,258,691 shares issued, as adjusted	$861	$975
Additional Paid in Capital*	$55,507	$57,576
Accumulated deficit	$(50,810)	$(50,810)
Total shareholders’ equity	$5,558	$7,740
Total capitalization	$5,558	$7,740

*Does not include any potential proceeds from the exercise of November 2017 Warrants issued in the private placement that was consummated simultaneously with the registered direct offering, with an exercise price of $1.25.

The number of issued and outstanding shares as of September 30, 2017 in the table excludes:

•	9,107,464 ordinary shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.73 per ordinary share;

•	2,522,987 ordinary shares issuable upon the exercise of outstanding options with a weighted average exercise price of $3.85 per ordinary share, granted under our option and equity incentive plans;

•	587,763 restricted stock units issued to employees, consultants and directors, awarded under our equity incentive plan;

•	612,721 ordinary shares that are available for future option grants under the 2015 Plan;

•	1,704,480 ordinary shares issuable upon exercise of the November 2017 Warrants; and

•	113,632 ordinary shares issuable upon exercise of the placement agent warrants issued to the placement agent as compensation in connection with the November 2017 registered direct offering.

MARKET FOR OUR ORDINARY SHARES

Our units were listed on the NASDAQ Capital Market on February 19, 2015 under the symbol “CHEKU.” Prior to that date, there was no public trading market for our securities. Our initial public offering was priced at $6.00 per unit on February 20, 2015. Each unit consisted of one ordinary share and one-half of a Series A Warrant to purchase one ordinary share. Each unit was issued with one and one-half non-transferrable Long Term Incentive Warrants. On March 18, 2015, the units separated and ceased to exist. Since such date, our ordinary shares and Series A Warrants have been listed on the NASDAQ Capital Market under the symbols “CHEK” and “CHEKW,” respectively. The following table sets forth for the periods indicated the high and low sales prices per ordinary share as reported on the NASDAQ Capital Market:

Ordinary Shares

The high and low market prices of our ordinary shares for each financial year are as set forth below:

Year Ended	High	Low
December 31, 2015 (from March 18, 2015)	$6.30	$1.80
December 31, 2016	$3.72	$0.97

The high and low market prices of our ordinary shares for each financial quarter over the most recent full financial year and subsequent period are as set forth below:

Quarter Ended	High	Low
December 31, 2017 (through December 19, 2017)	$1.99	$0.80
September 30, 2017	$2.03	$1.65
June 30, 2017	$2.38	$1.90
March 31, 2017	$2.64	$2.07
December 31, 2016	$2.95	$1.72
September 30, 2016	$3.42	$1.08
June 30, 2016	$3.01	$0.97
March 31, 2016	$3.72	$1.86

The high and low market prices of our ordinary shares for the most recent six months are as set forth below:

Month Ended	High	Low
June 2017	$2.03	$1.81
July 2017	$1.97	$1.84
August 2017	$1.89	$1.65
September 2017	$2.00	$1.70
October 2017	$1.99	$1.28
November 2017	$1.52	$0.95
December (through December 19, 2017)	$1.02	$0.80

On December 19, 2017, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $0.89.

SELLING SHAREHOLDERS

We are registering for resale by the Selling Shareholders identified below 1,704,480 ordinary shares issuable upon the exercise of the November 2017 Warrants (the “Shares”). We are registering the Shares to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive Shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the Shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name and address of each Selling Shareholder;

•	the number of ordinary shares that the Selling Shareholder beneficially owned prior to the offering for resale of the Shares under this prospectus,

•	the maximum number of Shares that may be offered for resale for the account of the Selling Shareholders under this prospectus, and

•
the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the Shares (assuming all of the offered Shares are sold by the Selling Shareholders).

On November 22, 2017, pursuant to a Securities Purchase Agreement dated as of November 20, 2017, by and among the Company and the purchasers named therein, we issued a total of 1,704,480 November 2017 Warrants to the Selling Shareholders, each of whom is an accredited investor.  Each November 2017 Warrant is exercisable for one ordinary share.  The issuance of the November 2017 Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

None of the Selling Shareholders has been an officer or director of us or any of our predecessors or affiliates within the last three years, nor has any Selling Shareholder had a material relationship with us within the last three years.

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer, who should be identified as an underwriter.

Each Selling Shareholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Shareholders will sell all of the Shares offered for sale. A Selling Shareholder is under no obligation, however, to sell any Shares pursuant to this prospectus

	Ordinary Shares		Ordinary Shares
	Beneficially	Maximum	Beneficially	Percentage
	Owned	Number of	Owned	Ownership
	Prior to	Shares to	After	After
Name of Selling Shareholder	Offering(1)	be Sold	Offering	Offering
Sabby Healthcare Master Fund, Ltd. (2)	1,637,186	340,875	1,296,311	6.50%
Sabby Volatility Warrant Master Fund, Ltd. (3)	1,450,325	340,875	1,109,450	5.57%
Armistice Capital Master Fund, Ltd.(4)	1,920,273	852,273	1,068,000	5.55%
Lincoln Park Capital Fund, LLC (5)	381,233	170,457	210,776	1.09%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our ordinary shares, or convertible or exercisable within 60 days following the date of this prospectus, are deemed beneficially owned by such person.

(2)
Consists of (i) 454,500 shares purchased in the registered direct offering completed on November 22, 2017; (ii) 340,875 November 2017 Warrants issued in the concurrent private placement; (iii) 167,061 shares purchased in our registered direct offering completed on June 2, 2017; and (iv) 674,750 warrants issued in our private placement concurrent with our June 2017 registered direct offering. The address of Sabby Healthcare Master Fund Ltd. is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(3)
Consists of (i) 434,700 shares purchased in the registered direct offering completed on November 22, 2017; (ii) 340,875 November 2017 Warrants issued in the concurrent private placement ; and (iii) 674,750 warrants issued in our private placement concurrent with our June 2017 registered direct offering. The address of Sabby Volatility Warrant Master Fund Ltd. is c/o Sabby Management, LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(4)
Consists of (i) 1,068,000 shares purchased in the registered direct offering completed on November 22, 2017; and (ii) 852,273 November 2017 Warrants issued in the concurrent private placement. The address of Armistice Capital Master Fund, Ltd.. is 510 Madison Avenue, 22nd Floor, New York, NY 10022.

(5)
Consists of (i) 210,776 shares purchased in the registered direct offering completed on November 22, 2017; and (ii) 170,457 November 2017 Warrants issued in the concurrent private placement. The address of Lincoln Park Capital Fund, LLC. is 440 N. Wells Street, Suite 410, Chicago, IL 60654.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended articles of association is a summary. This summary is subject to the Israeli Companies Law and is qualified by reference to our amended articles of association, as currently in effect.

Authorized Share Capital

As of the date of this prospectus, our authorized share capital is NIS 11,500,000, divided into 57,500,000 ordinary shares, nominal (par) value NIS 0.2 per share.

Ordinary Shares

As of December 20, 2017, 19,259,060 ordinary shares were issued and outstanding. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

The NASDAQ Capital Market

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol “CHEK”.

Warrants

As of December 20, 2017, the following warrants were outstanding:

•
92,221 warrants to purchase ordinary shares (formerly (i) warrants to purchase 41,822 Series C-1 preferred shares; and (ii) warrants to purchase 50,399 Series C-2 preferred shares), with a weighted average exercise price of $5.20 per ordinary share;

•
221,539 warrants to purchase ordinary shares, of which (i) warrants to purchase 110,770 ordinary shares have an exercise price of NIS 0.20 per ordinary share; and (ii) warrants to purchase 110,769 ordinary shares have an exercise price of $5.06 per ordinary share;

•	179,539 warrants to purchase ordinary shares automatically exercisable, for no consideration, upon the exercise of certain outstanding warrants (the “Anti-Dilution Warrants”);

•
420,923 warrants to purchase ordinary shares issued in connection with the certain Credit Line Agreement dated as of August 20, 2014, as amended (the “CLA Warrants” and the “Credit Line Agreement”), with an exercise price of NIS 0.20 per share;

•	2,125,000 Series A Warrants issued in our initial public offering and 1,000,000 Series A Warrants issued in the simultaneous private placement, each with an exercise price of $7.50 per share;

•
1,711,266.5 Long Term Incentive Warrants issued in our initial public offering and 2,825,000.5 Long Term Incentive Warrants issued in the simultaneous private placement, each with an exercise price of $6.90 per share;

•	100,000 warrants to purchase ordinary shares issued to the underwriter in connection with our initial public offering, with an exercise price of $7.50 per share;

•	15,000 warrants to purchase ordinary shares issued to our U.S. legal counsel in connection with our initial public offering, with an exercise price of $5.06 per share;

•	1,349,500 warrants issued in connection with the private placement concurrent with our June 2017 registered direct offering, with an exercise price of $2.125 per share;

•	1,704,480 November 2017 Warrants, with an exercise price of $1.25 per share;

•	67,475 warrants to purchase ordinary shares issued to the placement agent in connection with our June 2017 registered direct offering, with an exercise price of $2.50 per share; and

•	113,632 warrants to purchase ordinary shares issued to the placement agent in connection with our November 2017 registered direct offering, with an exercise price of $1.375 per share.

Options

As of December 20, 2017, the following options were outstanding:

•
options to purchase 1,113,125 of our ordinary shares, with a weighted average exercise price of $3.95 per share, were outstanding under our 2006 Unit Option Plan. Of such outstanding options, options to purchase 1,031,135 of our ordinary shares, with a weighted average exercise price of $3.95 per share, were vested as of such date; and

•
options to purchase 1,394,817 of our ordinary shares, with a weighted average exercise price of $3.78 per share, were outstanding under the 2015 Plan. Of such outstanding options, options to purchase 504,249 of our ordinary shares, with a weighted average exercise price of $4.12 per share, were vested as of such date.

Restricted Stock Units

As of December 20, 2017, 584,363 restricted stock units (“RSUs”) were outstanding under the 2015 Plan.

Share Capital History

The following is a summary of our issuances of securities that affected our share capital since November 30, 2014:

Share Option and Incentive Plans

•
Since November 30, 2014, we granted options to purchase an aggregate of 1,112,221 ordinary shares, in each case having an exercise price per share ranging from $0.05 to $5.08, to certain of our employees, officers, directors and consultants under our 2006 Unit Option Plan. Of such options, options to purchase an aggregate of 178,378 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus.  Since August 13, 2015, we granted options to purchase an aggregate of 1,062,686 ordinary shares, in each case having an exercise price per share ranging from $1.28 to $4.57 to certain of our employees, officers and consultants under the 2015 Plan. Of such options, options to purchase an aggregate of 132,214 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus.

•
Since February 27, 2017, we issued 597,994 RSUs to certain of our employees, consultants and directors under the 2015 Plan. Of such RSUs, 7,425 RSUs have been forfeited, and 6,206 RSUs were vested as of the date of this prospectus.

Other

•
On February 24, 2015, we issued and sold (i) 2,250,000 ordinary shares, 1,125,000 Series A Warrants and 3,375,000 Long Term Incentive Warrants in our initial public offering for an aggregate purchase price of $13,500,000 and (ii) 2,000,000 ordinary shares, 1,000,000 Series A Warrants and 3,000,000 Long Term Incentive Warrants in a simultaneous private placement, pursuant to the Credit Line Agreement, for an aggregate purchase price of $12,000,000.

•
On February 24, 2015, in connection with our initial public offering, we issued warrants to purchase 100,000 ordinary shares to the underwriter and warrants to purchase 15,000 ordinary shares to our U.S. legal counsel.

•
On February 24, 2015, upon the closing of the private placement consummated simultaneously with our initial public offering, we issued Finders’ Warrants to purchase 87,127 ordinary shares to certain finders in consideration for their brokerage services in connection with the Credit Line Agreement.

•	Between February 24, 2015 and November 30, 2017, we issued and sold 2,201,258 ordinary shares upon the exercise of 2,237,540 CLA Warrants.

•	Between February 24, 2015 and November 30, 2017, we issued and sold 206,252 ordinary shares upon the exercise of 206,252 Anti-Dilution Warrants.

•	Between March 6, 2017 and November 30, 2017, we issued and sold 16,706 ordinary shares upon the exercise of 17,118 Finders’ Warrants.

•	Between February 24, 2015 and February 24, 2017, 1,838,734 Long Term Incentive Warrants expired.

•	On March 17, 2015, warrants for 25,196 ordinary shares (formerly Series D-1 warrants) and warrants for 830,583 ordinary shares (formerly Series D-2 warrants) expired.

•	Between March 6, 2017 and November 30, 2017, 70,421 Finders’ Warrants expired.

•
Pursuant to a Securities Purchase Agreement dated as of August 8, 2016 between us and the purchasers identified therein, we issued and sold a total of 643,614 ordinary shares at a price of $1.90 per share and a total of 2,514,281 pre-funded warrants (“Pre-Funded Warrants”), at a price of $1.85 per Pre-Funded Warrant, in a registered direct offering. The exercise price for each Pre-Funded Warrant was $0.05 per share.

•	Between August 11, 2016 and January 23, 2017, we issued a total of 2,514,281 ordinary shares upon the exercise of the Pre-Funded Warrants.

•
On June 2, 2017, pursuant to a Securities Purchase Agreement dated as of May 30, 2017, between us and the purchasers identified therein, we issued and sold a total of 1,349,500 ordinary shares in a registered direct offering and 1,349,500 warrants in a concurrent private placement, for an aggregate purchase price of $2,699,000.

•
On June 2, 2017, we issued warrants to purchase 67,475 ordinary shares issued to the placement agent in connection with our June 2017 registered direct offering, with an exercise price of $2.50 per share.

•
On November 22, 2017, pursuant to a Securities Purchase Agreement dated as of November 20, 2017, between us and the purchasers identified therein, we issued and sold a total of 2,272,640 ordinary shares in a registered direct offering and 1,704,480 November 2017 Warrants in a concurrent private placement, for an aggregate purchase price of $2,499,904.

•
On November 22, 2017, we issued warrants to purchase 113,632 ordinary shares issued to the placement agent in connection with our November 2017 registered direct offering, with an exercise price of $1.375 per share.

Registration Number and Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-425981-1. Our purpose as set forth in our amended articles of association is to engage in any lawful activity.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel, according to applicable Israeli law’s requirements.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under “Management — External Directors.”

Under our amended articles of association, our board of directors must consist of not less than four but no more than eleven directors, including the external directors (within the meaning of the Israeli Companies Law (if any). Pursuant to our amended articles of association, other than the external directors (if any), for whom special election requirements apply under the Israeli Companies Law, each of our directors will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders. Each director (other than external directors, if any) hold office until the next annual general meeting following the annual general meeting at which they were elected and until his or her successor is elected and qualified, or until the occurrence of certain events, in accordance with the Israeli Companies Law and our amended articles of association, including his or her earlier resignation, death or removal by a vote of the majority of the voting power of our shareholders at a general meeting of until his or her office expires by operation of law. In addition, our amended articles of association allow our board of directors to appoint directors (other than external directors) to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Israeli Companies Law. For additional information regarding the requirements relating to the appointment and qualifications of external directors and exemption from such requirements, see Item 6C of the 2016 Annual Report, “Management — Board Practices — External Directors” which is incorporated herein by reference.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Israeli Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we must seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended articles of association as special general meetings. Our board of directors may call special general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the serving members of our board of directors; or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters be approved by our shareholders at a general meeting:

•	amendments to our articles of association;

•	appointment, terms of service and termination of service of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	mergers; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is essential for our proper management.

Subject to the provisions of the Israeli Companies Law and regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting.

The Israeli Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger or the approval of the compensation policy, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Voting rights

Quorum Requirements

Pursuant to our amended articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for general meetings of our shareholders is at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights (or if a higher percentage is required by law, such higher percentage), within half an hour of the time fixed for the commencement of the meeting. A meeting adjourned for lack of a quorum is adjourned either to the same day in the following week at the same time and place or to such day, time and place as specified in the notice of the meeting or to such day, time and place as the chairman of the general meeting shall determine. At the reconvened meeting, at least two shareholders present in person or by proxy shall constitute a lawful quorum, unless the meeting of shareholders was convened at the demand of shareholders, in which case, the quorum shall be the presence of one or more shareholders holding at least 5% of our issued share capital and at least one percent of the voting power of our shares, or one or more shareholders with at least 5% of the voting power of our shares.

Vote Requirements

Our amended articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended articles of association. Under the Israeli Companies Law, certain actions require a special majority, including: (i) appointment of external directors, requiring the approval described in Item 6C of the 2016 Annual Report under “Management—Board Practices—External Directors” which is incorporated herein by reference; (ii) approval of an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest and the terms of employment or other engagement of the controlling shareholder or a relative of the controlling shareholder (even if not extraordinary), requiring the approval described in Item 6C of the 2016 Annual Report under “Management —Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” which is incorporated herein by reference; (iii) approval of a compensation policy, requiring the approval described in Item 6C of the 2016 Annual Report under Management—Board Practices——Compensation Committee and Compensation Policy” which is incorporated herein by reference; and (iv) approval of executive officer compensation inconsistent with our office holder compensation policy or the compensation of our chief executive officer (subject to limited exceptions), requiring the approval described in Item 6C of the 2016 Annual Report under “Management— Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions” which is incorporated herein by reference.

In addition, under the Israeli Companies Law the authorization of the chairman of the board to assume the role or responsibilities of the chief executive officer, or the authorization of the chief executive officer or his or her relative thereof to assume the role or responsibilities of the chairman of the board, for periods of no longer than three years each, is subject to receipt of the approval of a majority of the shares voting on the matter, provided that either (i) included in such majority are at least two-thirds of the shares of shareholders who are non-controlling shareholders and shareholders who do not have a personal interest in the resolution that are voted at the meeting on the matter (excluding any abstentions); or (ii) the total number of shares of shareholders specified in clause (i) who voted against the resolution does not 2% of the voting rights in the company.

Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Israeli Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of the general meetings of our shareholders; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document in the company’s possession related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Israeli Companies Law and our amended articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be modified or cancelled by adoption of a resolution by the holders of a majority of all shares as one class, without any required separate resolution of any class of shares, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended articles of association.

Registration Rights

We have granted certain registration rights to certain of our shareholders who owned our securities prior to the consummation of our initial public offering pursuant to the Amended and Restated Shareholders Agreement dated as of October 14, 2014, as amended, by and among Check-Cap Ltd. and the shareholders parties thereto.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company, and who would as a result hold over 90% of the target company’s issued and outstanding share capital, is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a Israeli public company, and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares of the company, is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the o0ffer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company, or of the applicable class, or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, if there is no other shareholder that holds 25% or more of the voting rights in the company, subject to exceptions. Similarly, the Israeli Companies Law provides that an acquisition of shares in an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions. No tender offer is required if the acquisition of shares: (i) occurs in the context of a private placement, that was approved by the company’s shareholders and whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a holder of 25% or more of the voting rights in the company following which the purchaser will hold 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rig0hts in the company following which the purchaser will hold more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror; and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it, at the time of the offer, and any person or entity under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting. The board of directors of a merging company may not approve the merger if it determines that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company or a person or entity holding 25% or more of any of the means of control of the other merging entity, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares voting on the matter at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, or by any other person or entity who holds 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described in Item 6C of the 2016 Annual Report under “Management — Approval of Related Party Transactions under Israeli Law — Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” which is incorporated herein by reference).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allow us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are currently authorized under our amended articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law and our amended articles of association as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares being offered under this prospectus on any stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when disposing of the Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The Shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their Shares to their respective brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of Shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares.

If any of the Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the Shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until neither of the Selling Shareholders owns any November 2017 Warrants or Shares. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the ordinary shares and legal matters as to Israeli law has been passed upon for us by Fischer Behar Chen Well Orion & Co., Tel Aviv, Israel. Legal matters as to United States and New York law have been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2016, have been audited by Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, or Deloitte, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Brightman Almagor Zohar & Co., a member firm of Deloitte, is 1 Azrieli Center, Tel Aviv, 67021, Israel.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us:

SEC registration fee	$186.75
Legal fees and expenses*	15,000
Accounting fees and expenses*	0
Printing expenses*	1,000
Miscellaneous fees and expenses*	1,000
Total	$17,186.75

*Estimated

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 9, 2017;

•
our Current Reports on Form 6-K and Form 6-K/A filed with the SEC on March 10, 2017, May 9, 2017, May 18, 2017 , May 24, 2017, May 30, 2017, June 2, 2017, June 15, 2017, August 10, 2017, September 27, 2017, October 10, 2017, October 24, 2017, October 25, 2017 (three reports), November 6, 2017, November 20, 2017, November 22, 2017 (two reports) and December 5, 2017;

•
the description of our ordinary shares contained in our Registration Statement on Form F-1, as amended, under the Securities Act, as originally filed with the SEC on December 23, 2014 (Registration No. 333- 201250) under the heading “Description of Securities” and as incorporated into our Registration Statement on Form 8-A12B, filed with the SEC February 11, 2015;

•
any Form 20-F or 6-K filed with the SEC after the date of this prospectus and prior to the termination of this offering of securities (except to the extent such reports are furnished but not filed with the SEC); and

•
any Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings incorporated by reference herein without charge by written or oral request directed to Lior Torem, Chief Financial Officer; at Check-Cap Building, 29 Abba Hushi Avenue, P.O. Box 1271, Isfiya, 3009000, Israel; Our telephone number is +972-4-8303400.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contract, agreement or document, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. We are subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and accordingly we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. In addition, we intend to publish our results on a quarterly basis as press releases distributed pursuant to the rules and regulations of the stock exchange on which our ordinary shares are listed. We furnish press releases relating to financial results and material events to the SEC on Form 6-K. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, namely, the rules prescribing the furnishing and content of proxy statements to shareholders and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. All but one of our current executive officers, the Israeli experts and two of our serving directors reside in Israel, and substantially all of our assets and a substantial portion of the assets of these persons are located in Israel. Therefore, service of process upon us and upon our directors and officers, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets, and a substantial portion of those of our directors and officers who reside outside the United States and the Israeli experts named herein, are located outside the United States, any judgment obtained in the United States against us or any of these persons may not be collectible within the United States.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Puglisi & Associates is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Fischer Behar Chen Well Orion & Co., that there is doubt as to the enforceability of civil liabilities under U.S. securities laws pursuant to original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rates.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Check-Cap Ltd.

1,704,480 Ordinary Shares Prospectus

, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Under the Israeli Companies Law, 1999 (the Israeli Companies Law”) a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for officer holder liability, for any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. However, under a recent amendment to regulations promulgated under the Israeli Companies Law, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, provided that (i) the engagement terms are determined in the company’s compensation policy and such compensation policy was approved by the shareholders by a majority vote of the shares present and voting at a shareholders meeting on the matter and either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation arrangement present and voting on the matter, excluding abstentions; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the matter and who vote against the matter does not exceed 2% of the company’s aggregate voting rights; and (ii) the insurance policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities by us during the three years preceding the date of this registration statement.

Share Option and Incentive Plans

•
Since November 30, 2014, we granted options to purchase an aggregate of 1,112,221 ordinary shares, in each case having an exercise price per share ranging from $0.05 to $5.08, to certain of our employees, officers, directors and consultants under our 2006 Unit Option Plan. Of such options, options to purchase an aggregate of 178,378 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus. We claimed exemption from registration under the Securities Act for such transactions under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
Since August 13, 2015, we granted options to purchase an aggregate of 1,062,686 ordinary shares, in each case having an exercise price per share ranging from $1.28 to $4.57 to certain of our employees, officers and consultants under the 2015 Plan. Of such options, options to purchase an aggregate of 132,214 ordinary shares have been forfeited and cancelled without being exercised as of the date of this prospectus. We claimed exemption from registration under the Securities Act for such transactions under Section 4(a)(2) and/or Regulation S of the Securities Act.

•
Since February 27, 2017, we issued 597,994 RSUs to certain of our employees, consultants and directors under the 2015 Plan. Of such RSUs, 7,425 RSUs have been forfeited, and 6,206 RSUs were vested as of the date of this prospectus. We claimed exemption from registration under the Securities Act for such transactions under Section 4(a)(2) and/or Regulation S of the Securities Act.

Other

•
On February 24, 2015, in connection with the private placement consummated simultaneously with our initial public offering, we issued and sold 2,000,000 ordinary shares, 1,000,000 Series A Warrants and 3,000,000 Long Term Incentive Warrants to accredited investors, pursuant to the Credit Line Agreement dated as of October 14, 2014, by and among the Company and the investors named therein, for an aggregate purchase price of $12,000,000. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and/or Regulation S of the Securities Act.

•	On February 24, 2015, in connection with our initial public offering, we issued warrants to purchase 15,000 ordinary shares to our U.S. legal counsel.

•
On February 24, 2015, upon the closing of the private placement consummated simultaneously with our initial public offering, we issued Finders’ Warrants to purchase 87,127 ordinary shares to certain finders in consideration for their brokerage services in connection with the Credit Line Agreement.

•	Between February 24, 2015 and June 30, 2017, we issued and sold 2,201,258 ordinary shares upon the exercise of 2,237,540 CLA Warrants.

•	Between February 24, 2015 and June 30, 2017, we issued and sold 206,252 ordinary shares upon the exercise of 206,252 Anti-Dilution Warrants.

•	Between March 6, 2017 and June 30, 2017, we issued and sold 16,337 ordinary shares upon the exercise of 16,738 Finders’ Warrants.

•
On June 2, 2017, pursuant to a Share Purchase Agreement dated as of May 30, 2017, we issued 1,349,000 warrants to two accredited investors. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and Rule 506 of the Securities Act.

•
On June 2, 2017, we issued warrants to purchase 67,475 ordinary shares issued to the placement agent in connection with our June 2017 registered direct offering. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and Rule 506 of the Securities Act.

•
On November 22, 2017, we issued warrants to purchase 113,632 ordinary shares issued to the placement agent in connection with our November 2017 registered direct offering. We claimed exemption from registration under the Securities Act for this transaction under Section 4(a)(2) and Rule 506 of the Securities Act.

No underwriters were employed in connection with the transactions set forth in this Item 7.

Item 8. Exhibits and Financial Statement Schedules

(a)          Exhibits

                              The exhibits listed in the accompanying Exhibit Index are incorporated herein by reference.

(b)          Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Item 9. Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided , that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mount Carmel, Israel, on December 20, 2017.

Check-Cap Ltd.

By:	/s/ William Densel
Name: William Densel
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Densel and Lior Torem, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: December 20, 2017	By:	/s/William Densel
	Name:	William Densel
	Title:	Chief Executive Officer (Principal Executive Officer)

Dated: December 20, 2017	By:	/s/ Lior Torem
	Name:	Lior Torem
	Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Dated: December 20, 2017	By:	/s/Tomer Kariv
	Name:	Tomer Kariv
	Title:	Director

Dated: December 20, 2017	By:	/s/Clara Ezed
	Name:	Clara Ezed
	Title:	Director

Dated: December 20, 2017	By:	/s/Mary Jo Gorman
	Title::	Mary Jo Gorman
	Title:	Director

Dated: December 20, 2017	By:	/s/Yuval Yanai
	Name:	Yuval Yanai
	Title:	Director

Dated: December 20, 2017	By:	/s/Steve Hanley
	Name:	Steven Hanley
	Title:	Chairman of the Board of Directors

Dated: December 20, 2017	By:	/s/XiangQian Lin
	Name:	XiangQian Lin
	Title:	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Check-Cap Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on December 20, 2017.

Authorized U.S. Representative /s/ Donald J. Puglisi Managing Director Puglisi & Associates

Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Articles of Association of the Registrant **
3.2	Amendment to Amended and Restated Articles of Association of the Registrant*****
4.1	Form of Registrant’s Ordinary Share Certificate*
4.2	Form of Series A Warrant Certificate (included in Exhibit 4.4)*
4.3	Form of Long Term Incentive Warrant Certificate (included in Exhibit 4.4)*
4.4	Form of Warrant Agreement between Check-Cap Ltd. And American Stock Transfer & Trust company LLC, as Warrant Agent*
4.5	Form of Underwriter Warrants*
4.6	Form of June 2017 Warrants******
4.7	Form of November 2017 Warrants*******
4.8	Form of June 2017 Placement Agent Warrants******
4.9	Form of November 2017 Placement Agent Warrants*******
5.1	Opinion of Fischer Behar Chen Well Orion & Co.
10.1	2006 Unit Option Plan and Amendments thereto*
10.2	Amended and Restated Shareholders Agreement dated as of October 14, 2014 by and among Check-Cap Ltd. and the shareholders parties thereto*
10.3	Amendment to Amended and Restated Shareholders Agreement dated as of January 15, 2015 by and among Check-Cap Ltd. and the shareholders parties thereto*
10.4	Form of Series C-1 preferred shares purchase warrant*
10.5	Forms of Series C-2 preferred shares purchase warrant*
10.6	Forms of Anti-Dilution Warrants*
10.7	Asset Transfer Agreement, dated as of May 31, 2009 by and between Check-Cap Ltd. and Check-Cap LLC*
10.8	Share Purchase Agreement dated as of March 4, 2011 by and among Check-Cap Ltd. and the investors parties thereto*
10.9	The Agreement for ASIC Design and Development dated November 26, 2009 by and between Check-Cap Ltd. and Politechnico di Milano*
10.10	Form of Indemnification Agreement*
10.11	2015 Equity Incentive Plan and 2015 United States Sub-Plan to 2015 Equity Incentive Plan***
10.12	Compensation Policy for Executive Officers and Directors***
10.13	Placement Agent Agreement dated August 5, 2016 by and between Check-Cap Ltd. and Chardan Capital Markets LLC****
10.14	Securities Purchase Agreement dated as of August 8, 2016 by and among Check-Cap Ltd. and the Purchasers named therein****
10.15	Securities Purchase Agreement dated as of May 30, 2017 by and among Check-Cap Ltd. and the Purchasers named therein******
10.16	Securities Purchase Agreement dated as of November 20, 2017 by and among Check-Cap Ltd. and the Purchasers named therein*******
23.1	Consent of Brightman Almagor Zohar & Co
23.2	Consent of Fischer Behar Chen Well Orion & Co. (included in Exhibit 5.1)
24	Power of Attorney (included on the signature page of this registration statement)

* Incorporated by reference to the Registration Statement on Form F-1 of the Registrant (File No. 333-201250).

** Incorporated by reference to the Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 filed by the Registrant with the Securities Exchange Commission on December 18, 2015 (File No. 333-201250).

*** Incorporated by reference to the Form 6-K filed by the Registrant with the Securities Exchange Commission on July 6, 2015.

**** Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on August 12, 2016.

***** Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on May 18, 2017.

****** Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on June 2, 2017.

******* Incorporated by reference to the Form 6-K filed by the Registrant with the Securities and Exchange Commission on November 22, 2017.